The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated May 20, 2010
PROSPECTUS Dated February 18, 2009	Pricing Supplement No. 2010-MTNDD559 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-157386 and 333-157386-01
Dated February 18, 2009	Dated May 20, 2010
Filed pursuant to Rule 424(b)(2)
$
MEDIUM-TERM NOTES, SERIES D
Senior Notes

Buffered Performance Securities Based on the Price of the
iShares® MSCI Emerging Markets Index Fund due May   , 2012

Unlike ordinary debt securities, the Buffered Performance Securities Based on the Price of the iShares® MSCI Emerging Markets Index Fund due May   , 2012, which we refer to as the securities, do not pay interest and provide for a minimum payment of only $2.50 per security at maturity.  At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the shares, on the valuation date.  The securities offer exposure to the positive performance of the shares on a 1 to 1 basis, subject to the maximum payment at maturity.  You are fully exposed on a 1 to 1 basis and without any buffer to the first 5% decline in the value of the shares, but if the shares decline by more than 5% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the shares decline by more than 30% from the initial share price, you will receive at maturity for each $10 stated principal amount of securities that you hold, an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the shares from the initial share price, plus $2.50. As a result, you are fully exposed, without any buffer, to the first 5% decline in the shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 75% of your principal. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
º	$10 plus the upside payment, if the final share price is greater than the initial share price. The upside payment is $10 times the share percent increase.
In no event will the payment at maturity exceed the maximum payment at maturity.
º
$10 times the share performance factor, if the final share price is less than or equal to the initial share price but greater than or equal to 95% of the initial share price, which means that the final share price has decreased from the initial share price by an amount less than or equal to 5%.  This amount will be less than or equal to the stated principal amount of $10 but greater than or equal to $9.50 per security.

º
$9.50, if the final share price is less than 95% of the initial share price but greater than or equal to 70% of the initial share price, which means that the final share price has decreased from the initial share price by an amount greater than 5% but less than or equal to 30%.

º
The sum of (i) $10 times the share performance factor and (ii) $2.50, if the final share price is less than 70% of the initial share price, which means that the final share price has decreased from the initial share price by an amount greater than 30%.  This amount will be less than, and possibly significantly less than, the $10 stated principal amount of the securities.  However, under no circumstances will the payment on the securities at maturity be less than $2.50 per security.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-6.
•
The maximum payment at maturity will be equal to $14.30 to $14.50 per security (143% to 145% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $14.30 to $14.50 per security.  The actual maximum payment at maturity will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The share percent increase will be a fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price.
•	The share performance factor will be a fraction equal to the final share price divided by the initial share price.
•	The initial share price will equal the closing price of one share on the pricing date.
•	The final share price will equal the closing price of one share on the valuation date.
•	The valuation date will be May , 2012, subject to postponement for non-trading days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the shares or the stocks composing the MSCI Emerging Markets Index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 17314V262. The ISIN number for the securities is US17314V2622.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Public Offering Price(1)	Underwriting Fee	Proceeds to Issuer
Per security	$10	$0.025	$9.975
Total	$	$	$

(1)	You should refer to “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.025 from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession based on the aggregate volume of securities they sell to an investor. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about              , 2010.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Performance Securities Based on the Price of the iShares® MSCI Emerging Markets Index Fund due May   , 2012, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”
The securities offered are medium-term debt securities of Citigroup Funding.  The payment on the securities at maturity is based on the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the shares, on the valuation date.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The securities do not pay interest. At maturity, you will receive a positive return on the securities only if the closing price of the shares on the valuation date is greater than the initial share price.  All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.
“iShares®” is a registered trademark of BlackRock Institutional Trust Company. The iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index are described under “Description of Securities––The Shares” in this pricing supplement.

Each security costs $10
We, Citigroup Funding Inc., are offering the Buffered Performance Securities Based on the Price of the iShares® MSCI Emerging Markets Index Fund due May   , 2012, which we refer to as the securities.  The stated principal amount and original issue price of each security is $10.

The original issue price of the securities includes the underwriting fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these underwriting fees and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of underwriting fees and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment at maturity of 100% of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment of only $2.50 per security at maturity.  The securities offer exposure to the positive performance of the shares on a 1 to 1 basis, subject to the maximum payment at maturity.  You are fully exposed on a 1 to 1 basis to the first 5% decline in the value of the shares, but if the shares decline by more than 5% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer and receive 95% of the stated principal amount.  However, if the shares decline by more than 30% from the initial share price, you will receive at maturity for each $10 stated principal amount of securities that you hold, an amount at maturity that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the shares from the initial share price, plus $2.50.  As a result, you are fully exposed, without any buffer, to the first 5% decline in the shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 75% of your principal.

The initial share price will equal the closing price of one share on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final share price will be the closing price of one share on May   , 2012, which we refer to as the valuation date (subject to postponement in the event of non-trading days or certain market disruption events).

Payment at maturity depends on the price of the shares	At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending upon the price of the shares on the valuation date, equal to:

•	$10 plus the upside payment, if the final share price is greater than the initial share price,

subject to the maximum payment at maturity of $14.30 to $14.50 per security (143% to 145% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $14.30 to $14.50 per security.  The actual maximum payment at maturity will be determined on the pricing date, where,

upside payment = $10 x share percent increase

and

share percent increase	=
A fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price. The share percent increase is described by the following formula:

final share price – initial share price
initial share price

•
If the final share price is equal to the initial share price or has decreased by an amount less than or equal to 5% from the initial share price, you will receive a payment at maturity equal to $10 times the share performance factor. This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9.50 per security.

•	If the final share price has decreased by an amount greater than 5% but less than or equal to 30% from the initial share price, you will receive a payment at maturity equal to $9.50 per security.

•	If the final share price has decreased by an amount greater than 30% from the initial share price, you will receive a payment at maturity equal to:

($10 x share performance factor) + $2.50

where,

share performance factor	=	A fraction, the numerator of which will be the final share price and the denominator of which will be the initial share price. The share performance factor is described by the following formula:

final share price
initial share price

This amount will be less, and possibly significantly less, than the $10 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2.50 per security.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On PS–6, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the shares.  The graph does not show every situation that can occur.

You can review the historical prices of the shares in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-26.  You cannot predict the future performance of the shares based upon their historical performance.

If a market disruption event occurs with respect to the shares on the valuation date or if the valuation date is not a trading day, the final share price on the valuation date will be determined on the next trading day on which no market disruption event occurs with respect to the shares in accordance with “Description of Securities—Valuation Date.”

Investing in the securities is not equivalent to investing in the shares or the stocks composing the MSCI Emerging Markets Index.

Your participation in any increase in the price of the shares will be no greater than the maximum payment at maturity
The positive return investors may realize on the securities if the final share price is greater than the initial share price will be equal to, but no greater than, the maximum payment at maturity of $14.30 to $14.50 per security (143% to 145% of the stated principal amount).  Accordingly, even if the final share price is substantially greater than the initial share price, your payment at maturity will not exceed $14.30 to $14.50 per security, or 143% to 145% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity” on PS–6.

Investing in the securities involves risks associated with emerging markets equity securities as well as exposure to currency exchange risk
The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the shares have been issued by companies in various emerging markets countries.  There are risks associated with investing in emerging markets equity securities and the value of such securities will affect the value of your investment.  Furthermore, because the price of the shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade, and fluctuations in the exchange rate of such currencies relative to the U.S. dollar will affect the value of your investment.  Exposure to this currency exchange risk will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar.

Citigroup Global Markets will be the calculation	We have appointed our affiliate, Citigroup Global Markets, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as agent
successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, Citigroup Global Markets, our affiliate, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Description of Securities—Plan of Distribution; Conflicts of Interest” on PS-28.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated February 18, 2009 and prospectus dated February 18, 2009.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.  All other clients may contact their local brokerage representative.  Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the price of the shares. The graph is based on the following terms:

Stated Principal Amount per Security:	$10

Hypothetical Maximum Payment at Maturity:	$14.40 per security (144% of the stated
principal amount)

Principal Protection:	None

•
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $10 plus the upside payment, subject to the maximum payment at maturity.

•
Where the final share price is equal to the initial share price or has decreased by an amount less than or equal to 5% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $10 times the share performance factor.  This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9.50 per security.  As a result, investors are fully exposed, without any buffer, to the first 5% decline in the shares.

•
Where the final share price has decreased by an amount greater than 5% but less than or equal to 30% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $9.50 per security, representing a 5% loss of the principal amount.

•
Where the final share price has decreased by an amount greater than 30% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to the sum of (i) $10 times the share performance factor and (ii) $2.50, and is consequently less than the $10 stated principal amount of each security.  As reflected in the graph above, under no circumstances will the payment due at maturity be less than $2.50 per security.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest, expose you to a decline in the shares without any buffer in certain share price ranges and provide for a minimum payment of only 25% of principal at maturity, subject to the credit risk of Citigroup Funding. Investing in the securities is not equivalent to investing in the shares or the MSCI Emerging Markets Index. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and you may lose up to 75% of the stated principal amount
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment of only 25% of principal at maturity.  The securities fully expose you, without any buffer, on a 1 to 1 basis to the first 5% decline in the value of the shares.  If the shares decline by more than 5% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer and receive 95% of the stated principal amount.  If the shares decline by more than 30% from the initial share price, you will receive at maturity for each $10 stated principal amount of securities that you hold, an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the shares from the initial share price, plus $2.50. As a result, you are fully exposed, without any buffer, to the first 5% decline in the shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 75% of your principal.

Volatility of the shares
Historically, the price of the shares has been volatile. From January 3, 2005 to May 19, 2010, the closing price of the shares has been as low as $18.22 per share and as high as $55.64 per share. The volatility of the price of the shares may result in your receiving at maturity an amount less than the stated principal amount of your investment in the securities, subject to the minimum payment at maturity.

Potential for a lower comparable yield
The securities do not pay any periodic interest. As a result, if the final share price of the shares does not increase sufficiently from the initial share price, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The appreciation potential of the securities is limited by the maximum payment at maturity.
Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the maximum upside payment at maturity of $14.30 to $14.50 per security (143% to 145% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity” on PS–6.

The market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market. We expect that generally the price of the shares on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the price of the shares, the securities will trade differently from the shares. Other factors that may influence the value of the securities include:

•	the trading price, volatility (frequency and magnitude of changes in value) and dividends of the shares and of the stocks composing the MSCI

Emerging Markets Index;

•	interest and yield rates in the market;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the shares or the equities markets generally and which may affect the final share price of the shares;

•	the time remaining to maturity of the securities;

•	the exchange rates of the U.S. dollar relative to the currencies in which the stocks underlying the MSCI Emerging Markets Index trade;

•	the occurrence of certain events affecting the shares that may or may not require an anti-dilution adjustment; and

•	any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

Some or all of these factors will influence the market price of the securities prior to maturity and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

You cannot predict the future performance of the shares based on their historical performance. The price of the shares may decrease below the initial share price so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the price of the shares below the initial share price. There can be no assurance that the price of the shares will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment. The prices of the shares may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information.”

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Citigroup Global Markets may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact.  If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to	Investing in the securities is not equivalent to investing in the shares, the MSCI Emerging Markets Index or the stocks that constitute the MSCI Emerging Markets investing in the shares
Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares or the stocks that constitute the MSCI Emerging Markets Index.

The price of the shares is subject to currency exchange risk
Because the price of the shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•     existing and expected rates of inflation;

•     existing and expected interest rate levels;

•     the balance of payments; and

•     the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of emerging markets equity securities
The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the shares have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Adjustments to the shares or to the MSCI Emerging Markets Index could adversely affect the value of the securities
The investment advisor to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index. MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the index. MSCI may discontinue or suspend calculation or publication of the index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Emerging Markets Index and is not precluded from considering the indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the value of the MSCI Emerging Markets Index and, consequently, the value of the securities.

The shares and the MSCI Emerging Markets Index are different
The performance of the shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index or due to other circumstances.  The Investment Advisor generally invests at least 90% of the assets of the iShares® MSCI Emerging Markets Index Fund in securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of the MSCI Emerging Markets Index.  The Investment Advisor may invest the remainder of such assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Advisor.

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The anti-dilution adjustments the calculation agent is required to make do not cover every event that could affect the shares
Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares.  However, the calculation agent will not make an adjustment for every event that could affect the shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price and the share performance factor and will calculate the amount of cash, if any, you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event, or discontinuance of the MSCI Emerging Markets Index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation.”

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the shares or the MSCI Emerging Markets Index), including trading in the shares and the stocks underlying the MSCI Emerging Markets Index and in other instruments related to the shares or the MSCI Emerging Markets Index.  Our affiliates also trade the shares and the stocks that constitute the MSCI Emerging Markets Index and other financial instruments related to the shares and the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially affect the initial share price and, therefore, could increase the price at which the shares must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the shares on the valuation date and, accordingly, the amount of cash, if any, you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are unclear
There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described below under “Description of Securities—Certain United States Federal Tax Considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $10 stated principal amount of our Buffered Performance Securities Based on the Price of the iShares® MSCI Emerging Markets Index Fund due May   , 2012. In this pricing supplement, the terms “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$

Pricing Date	May , 2010 (expected to price on or about May 21, 2010, or if such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day)

Original Issue Date (Settlement Date)	May , 2010 (three Business Days after the Pricing Date)

Maturity Date	May , 2012

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price	$10 per Security

CUSIP Number	17314V262

ISIN Number	US17314V2622

Denominations	$10 and integral multiples thereof

Shares	Shares of the iShares® MSCI Emerging Markets Index Fund

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	$10 plus the Upside Payment, if the Final Share Price is greater than the Initial Share Price. This amount will be subject to the Maximum Payment at Maturity.

•
$10 times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to 95% of the Initial Share Price, which means that the Final Share Price has declined from the Initial Share Price by an amount less than or equal to 5%.

•
$9.50, if the Final Share Price is less than 95% of the Initial Share Price but greater than or equal to 70% of the Initial Share Price, which means that the Final Share Price has declined from the Initial Share Price by an amount greater than 5% but less than or equal to 30%.

•
the sum of (x) $10 times the Share Performance Factor and (y) $2.50, if the Final Share Price is less than 70% of the Initial Share Price, which means that the Final Share Price has declined from the Initial Share Price by more than 30%.

If the Final Share Price is less than the Initial Share Price, the Payment at Maturity with respect to each $10 Stated Principal Amount of Securities will be less than the Stated Principal Amount of $10.  However, under no circumstances will such Payment at Maturity be less than the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity	$14.30 to $14.50 per Security (143% to 145% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Minimum Payment at Maturity	$2.50 per Security

Upside Payment	$10 times the Share Percent Increase

Share Percent Increase	A fraction, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Final Share Price – Initial Share Price
Initial Share Price

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Final Share Price
Initial Share Price

Initial Share Price	The Closing Price of one Share on the Pricing Date, as determined by the Calculation Agent.

Final Share Price	The Closing Price of one Share on the Valuation Date, as determined by the Calculation Agent.

Closing Price	Subject to the provisions set out under “—Discontinuance of the Shares and/or MSCI Emerging Markets Index; Alteration of

Method of Calculation” below, the Closing Price for the Shares on any date of determination, including the Valuation Date, means:

(a) if the Shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Shares are listed or admitted to trading; or

(b) if the Shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Shares are listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization.

If no closing sale price or last reported sale price is available on a date of determination pursuant to clauses (a) or (b) above or if there is a Market Disruption Event, the Closing Price of the Shares for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Shares obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent.  The term “OTC Bulletin Board” will include any successor to such service.  See “—Discontinuance of the Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below.  The determination of the Closing Price of the Shares by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day immediately prior to the Maturity Date.

Antidilution Adjustments	If the Shares, after the Pricing Date,

(a)    pay a share dividend or there is a distribution with respect to the Shares in the form of Shares (excluding any share dividend or distribution for which the number of Shares paid or distributed is based on a fixed cash equivalent value);

(b) are subdivided or split into a greater number of Shares;

(c) the Shares are combined into a smaller number of Shares; or

(d) other shares are issued by reclassification of the Shares,

then, in each of these cases, the Initial Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (d) above, the number of shares of other common stock, and the denominator of which will be the number of the Shares outstanding immediately before the event. In the event of a reclassification referred to in (d) above as a result of which no Shares are outstanding, the Initial Share Price will be determined by reference to the other shares issued in the reclassification.

Each dilution adjustment will be effected as follows:

(a)   in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the iShares® MSCI Emerging Markets Index Fund; and

(b) in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Share Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the iShares® MSCI Emerging Markets Index Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Share Price will be further adjusted to the Initial Share Price that would then have been in effect had adjustment for the event not been made. If a reorganization event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Initial Share Price will not be rescinded but will be applied to the reorganization event as provided for below.

Valuation Date	May , 2012, subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

If the Valuation Date is not a Trading Day or if a Market Disruption Event occurs on the Valuation Date, the Final Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the Shares or the MSCI Emerging Markets Index; provided that the Final Share Price will not be determined on a date later than the Trading Day immediately prior to the Maturity Date.  If such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price on such date, as the mean, as determined by the Calculation Agent, of the bid prices for the Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Citigroup Global Markets or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange
With respect to the Shares, the primary exchange(s) or market(s) of trading for the Shares.  With respect to each of the securities comprising the MSCI Emerging Markets Index, the respective primary exchange(s) or market(s) of trading for such security.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets Inc.

Calculation Agent	Citigroup Global Markets Inc.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any Relevant Exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the Shares (or any other security for which a closing price must be determined) on any exchange or market, (2) stocks which then comprise 20% or more of the value of the assets underlying the Shares or any Successor Index, or (3) any options contracts or futures contracts relating to the Shares (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the index underlying the Shares is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the Shares will be based on a comparison of the portion of the value of such assets attributable to that security relative to the overall value of the Shares, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the MSCI Emerging Markets Index or the Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Emerging Markets Index or the Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI Emerging Markets Index or the Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Redemption at the Option of the Holder;
Defeasance
The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Closing Price as of the date of such acceleration as the Final Share Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Shares and/or
MSCI Emerging Markets Index;
Alteration of Method of Calculation
If the Shares are delisted from, or trading of the Shares is suspended on, the Relevant Exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Shares (any such securities, “Successor Shares”), the price of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price of the Shares. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Shares are delisted from, or trading of the Shares is suspended on, the Relevant Exchange and Successor Shares that the Calculation Agent determines to be comparable to the Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Shares. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Emerging Markets Index (or any Successor Index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index following such Liquidation Event), times (ii) a fraction, the numerator of which is the Closing Price of the Shares and the denominator of which is the closing value of the MSCI Emerging Markets Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If MSCI Inc. (“MSCI”) discontinues publication of the MSCI Emerging Markets Index and MSCI or another entity (including Citigroup Global Markets) publishes a successor or substitute index that Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets Index (such index being referred to herein as a “Successor Index”), then the Closing Price for the Shares on any Trading Day following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI Emerging Markets Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the Shares for such date. Such Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Emerging Markets Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI Emerging Markets Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the Securities.

The iShares® MSCI Emerging Markets
Index Fund; Public Information
The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. BlackRock Fund Advisors is the investment adviser to the fund. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Shares. We have derived all disclosures contained in this pricing supplement regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®. Neither we nor the Underwriter makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Shares (and therefore the price of the Shares at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The MSCI Emerging Markets Index
The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It has a base date of December 31, 1987 and an initial level of 100. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of December 31, 2009 were as follows: Financials (25.07%), Information Technology (15.59%), Energy (15.04%), Materials (14.70%), and Telecommunication Services (9.03%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra, the provider of the MSCI Emerging Markets Index, on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review.

The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i) define the equity universe of listed securities within the emerging market countries;

(ii) adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Shares for each quarter in the period from January 1, 2005 through May 19, 2010. The Closing Price on May 19, 2010 was $38.05. The graph following the table sets forth the historical performance of the Shares for the period from January 1, 2005 through May 19, 2010.

The historical prices of the Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Shares on the Valuation Date. The Shares may close on the Valuation Date at less than the Initial Share Price so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and you could lose up to 75% of your principal.

We cannot give you any assurance that the price of the Shares will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities. Your return is linked to the Final Share Price on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices January 1, 2005 through May 19, 2010

	High	Low	Period End
2005
First Quarter	$24.65	$21.23	$22.54
Second Quarter	24.37	21.67	23.83
Third Quarter	28.32	23.93	28.32
Fourth Quarter	29.83	25.07	29.40
2006
First Quarter	33.59	30.43	33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter (through May 19, 2010)	43.98	37.99	38.05

iShares® MSCI Emerging Markets Index Fund January 1, 2005 through May 19, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Original Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the Shares, in futures or options contracts on the Shares or any component stocks of the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Share Price, and, therefore, increase the price at which the Shares must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the Shares and/or the stocks underlying the MSCI Emerging Markets Index or futures or options contracts on the Shares or the stocks underlying the MSCI Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the price of the Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Securities.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will NOT be permitted to purchase the Securities, either directly or indirectly.

ERISA Matters
Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)   it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)   if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Certain United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who purchases the Securities at their original issuance and holds them as capital assets within the meaning of Section 1221 of the Internal

Revenue Code (the “Code”).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing Securities, agrees with us to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or instruments that are similar to the Securities, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as a prepaid forward contract.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Potential Application of the Constructive Ownership Rules.  Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, an investment in a Security may be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which should equal the amount of long-term capital gain the U.S. Holder would have realized if on the issue date the U.S. Holder had invested the amount paid to acquire the Securities in shares of the iShares® MSCI Emerging Markets Index Fund and sold those shares for their fair market value at the time the U.S. Holder’s Securities are sold, exchanged or retired).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the Securities, and the U.S. Holder would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  However, because any positive return on the Securities at maturity will equal 100% of the price return on the Shares (or less than 100% if the price return on the Shares exceeds the Maximum Payment at Maturity on the Securities), it is expected that any long-term capital gain recognized by a U.S. Holder at maturity of the Securities will not exceed the net underlying long-term capital gain.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rules to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders subject to such tax will be required to furnish to the applicable withholding agent an IRS Form W-8ECI to claim an exemption from withholding.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not have income or gain in respect of the Security that is effectively connected with the conduct of a trade or business in the United States, and (ii) the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the Securities are also possible.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an IRS Form

W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

Buffered Performance Securities
Based on the iShares® MSCI Emerging
Markets Index Fund

Due May   , 2012
$10.00 per Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
May 20, 2010
(Including Prospectus Supplement Dated February 18, 2009
and Prospectus Dated February 18, 2009)

TABLE OF CONTENTS

Page
Pricing Supplement

Summary of Pricing Supplement	PS-2
Hypothetical Payouts on the Securities at Maturity	PS-6
Risk Factors	PS-7
Description of Securities	PS-13
Payment at Maturity	PS-13
Upside Payment	PS-14
The iShares® MSCI Emerging Market Index Fund;
Public Information	PS-21
The MSCI Emerging Markets Index	PS-22
Historical Information	PS-26
Use of Proceeds and Hedging	PS-27
Plan of Distribution; Conflicts of Interest	PS-28
ERISA Matters	PS-29
Certain United States Federal Tax Considerations	PS-29

Medium-Term Notes Prospectus Supplement

Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42

Prospectus

Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29

.